Charles Crocker
Chairmen of the Board


                                                 January 24, 1999



Personal and Confidential



Mr. Richard W. Turner
9 Nomas Lane
Richmond, VA 23233

Dear Dick:

This letter agreement will formalize an offer to you to assume the position of President and Chief Executive Officer of BEI Medical Systems Company, effective January 15, 1999. You will report to the Board and to me in my capacity as Chairman of the Board of Directors.

The following outlines your compensation package:

     1. Salary of $180,000 per year from January 15, 1999 to March 30, 1999. Effective April 15, 1999, salary compensation would be $250,000 per annum.

     2. Bonus of $50,000 per year, based on performance goals to be established in conjunction with you and the Compensation Committee. Confirmation of the financial goals and the actual bonus payout would occur following the audit of the company.

     3. Stock options of 80,000 shares of BEI Medical Systems Company stock, at market price on or around January 15, 1999, vested over four years. Vesting to occur immediately If a change of control takes place. Vesting will also continue If you elect to move into a consulting role and to maintain an association with the company.

     4. An additional financing bonus of $80,000 at the close of an equity financing of BE! Medical Systems Company.

     5. Your time commitment to the company would be as required until April 15, 1999; thereafter, on a full-time basis.



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Mr. Richard W. Turner
January 24, 1999                                                     Page 2 of 3



     6. Benefits to include the normal and standard expense reimbursement; full and standard BEI Medical Systems Company's medical executive benefit package; standard D and 0 insurance coverage and indemnification; salary review every 12 months; stock option review every 12 months; auto expenses to continue at current level as has been customary.

     7. Use of current office facility at 1145 Gaskins Road, Suite 109, in Richmond, Virginia, plus the services or a part-time assistant.

     8. The term of this agreement will be at will as of January 15, 1999 and is terminable at any time by either party on not less than 60 days notice (with or without cause). Should termination occur, items 9 A thru H and 10 A thru C outline the details of the termination package.

     9. If BEI Medical Systems Company is sold by January 31, 2000, you shall have the option of departing the company effective as of the closing, with the following termination package:

          (A)  Salary for one year at $250,000 per year

          (B) Additional quarterly payment of $125.00 per hour for time spent on duties at company's request over 20 hours per week

          (C)  Normal and standard expense reimbursement

          (D)  Full and standard executive medical benefit package

          (E)  Standard D and 0 insurance coverage and indemnification

          (F)  Bonuses and stock options per Compensation Committee

          (G) Termination package without cause by either party on six months written notice, except that BEI Medical Systems Company cannot give a termination notice without cause before the end of six months

          (H) All stock options would fully vest and be exercisable upon the sale of the company


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Mr. Richard W. Turner
January 24, 1999                                                     Page 3 of 3





     10. Should you leave or are terminated before the company is sold, or if the company is not sold by January 31, 2000, you shall have the option of departing the company with the following package:

          (A)  Salary for two years at $125,000 per year

          (B) Benefits 9(B) thru (H) above to be a part of the termination package, in addition to (a), with the exception that in item 9
               (G), the last six words are changed to "before the end of 18 months"

          (C)  Vesting will continue in stock options until conclusion.

Accepted:                                   Accepted:

RICHARD W. TURNER                           BEI MEDICAL SYSTEMS COMPANY, INC.




By: /s/ Richard W. Turner                    By: /s/ Charles Crocker
    ---------------------------                  -------------------------------
    Richard W. Turner                           Charles Crocker
                                                Chairman of the Board